Exhibit 99.1

Boot Barn Holdings, Inc. Announces First Quarter Fiscal Year 2024

Financial Results

IRVINE, California – August 2, 2023 – Boot Barn Holdings, Inc. (NYSE: BOOT) today announced its financial results for the first fiscal quarter ended July 1, 2023. A Supplemental Financial Presentation is available at investor.bootbarn.com.

For the quarter ended July 1, 2023:

●	Net sales increased 4.9% over the prior-year period to $383.7 million, cycling 19.4% net sales growth in the prior-year period.
●	Same store sales decreased 2.9% compared to the prior-year period, cycling 10.0% same store sales growth in the prior-year period. The 2.9% decrease in consolidated same store sales is comprised of a decrease in retail store same store sales of 1.8% and a decrease in e-commerce same store sales of 10.8%.
●	Net income was $34.3 million, or $1.13 per diluted share, compared to $39.3 million, or $1.29 per diluted share in the prior-year period. Net income per diluted share in the current-year and prior-year period includes an approximately $0.02 and $0.03 per share benefit, respectively, primarily due to income tax accounting for share-based compensation. Excluding the tax benefits, net income per diluted share was $1.11 and $1.26 in the current-year and prior-year period, respectively.
●	The Company opened 16 new stores, bringing its total store count to 361.

Jim Conroy, President and Chief Executive Officer, commented “I am quite pleased with the results of the quarter as we exceeded our quarterly guidance across nearly every measure. Total revenue continued to grow, driven by the performance of new stores. From a same store sales growth perspective, we saw a modest 2.9% decline despite cycling outsized comp sales growth in the first quarter for each of the past two years. Once again, we were able to expand our merchandise margin through a significant increase in the penetration of our margin enhancing exclusive brands which reached 38% of sales for the quarter. Earnings also surpassed our expectations, driven by a steadily improving retail store same store sales trend which turned positive in June and remained positive in July. While uncertainty in the macro environment persists, we are pleased with the positive momentum we have seen in the business.”

Operating Results for the First Quarter Ended July 1, 2023 Compared to the First Quarter Ended June 25, 2022

●	Net sales increased 4.9% to $383.7 million from $365.9 million in the prior-year period. Consolidated same store sales decreased 2.9% with retail store same store sales decreasing 1.8% and e-commerce same store sales decreasing 10.8%. The increase in net sales was the result of the incremental sales from new stores opened over the past twelve months, partially offset by the decrease in consolidated same store sales. Higher average unit retail prices, driven in part by inflation, contributed to the increase in net sales.
●	Gross profit was $142.0 million, or 37.0% of net sales, compared to $137.8 million, or 37.7% of net sales, in the prior-year period. Gross profit increased primarily due to higher sales. The decrease in gross profit rate of 70 basis points was driven primarily by 160 basis points of deleverage in buying, occupancy and distribution center costs partially offset by a 90 basis-point increase in merchandise margin rate. The increase in merchandise margin rate was driven by 80 basis points of product margin expansion resulting primarily from growth in exclusive brand penetration and a 10 basis-point tailwind from lower freight expense as a percentage of net sales.
●	Selling, general and administrative expenses were $95.7 million, or 24.9% of net sales, compared to $85.4 million, or 23.3% of net sales, in the prior-year period. The increase in selling, general and administrative expenses as compared to the prior-year period was primarily a result of higher store payroll and store-related expenses associated with operating 50 new stores and corporate overhead costs in the current year. Selling, general and administrative expenses as a percentage of net sales increased by 160 basis points primarily as a result of higher payroll and overhead costs.
●	Income from operations decreased $6.2 million to $46.2 million, or 12.1% of net sales, compared to $52.4 million, or 14.3% of net sales, in the prior-year period, primarily due to the factors noted above.

●	Net income was $34.3 million, or $1.13 per diluted share, compared to net income of $39.3 million, or $1.29 per diluted share in the prior-year period. The decrease in net income is primarily attributable to the factors noted above. Net income per diluted share in the current-year and prior-year period includes approximately $0.02 and $0.03 per share benefit, respectively, primarily due to income tax accounting for share-based compensation. Excluding the tax benefits, net income per diluted share was $1.11 and $1.26 in the current-year and prior-year period, respectively.

Sales by Channel

The following table includes total net sales growth, same store sales (“SSS”) growth/(decline) and e-commerce as a percentage of net sales for the periods indicated below.

	Thirteen Weeks				Preliminary
	Ended	Four Weeks	Four Weeks	Five Weeks	Four Weeks
	July 1, 2023	Fiscal April	Fiscal May	Fiscal June	Fiscal July

Total Net Sales Growth	4.9%	2.1%	4.2%	7.8%	12.9%

Retail Stores SSS	(1.8)%	(5.0)%	(2.6)%	1.5%	1.0%
E-commerce SSS	(10.8)%	(19.1)%	(9.0)%	(3.5)%	(11.4)%
Consolidated SSS	(2.9)%	(6.9)%	(3.3)%	1.0%	(0.5)%

E-commerce as a % of Net Sales	9.9%	10.5%	10.0%	9.3%	9.6%

Balance Sheet Highlights as of July 1, 2023

●	Cash of $17.1 million.
●	$26.2 million drawn under our $250 million revolving credit facility.

Fiscal Year 2024 Outlook

The Company is providing updated guidance for the fiscal year ending March 30, 2024, superseding in its entirety the previous guidance issued in its fourth quarter and fiscal year 2023 earnings report on May 17, 2023. As a result, for the fiscal year ending March 30, 2024, the Company now expects:

●	To open 52 new stores.
●	Total sales of $1.715 billion to $1.748 billion, representing growth of 3.5% to 5.5% over the prior year, which was a 53-week year.
●	Same store sales decline of approximately (5.0)% to (3.0)%, with retail store same store sales declines of (5.5)% to (3.5)% and an e-commerce same store sales decline of (4.0)% to flat.
●	Gross profit between $629.7 million and $645.7 million, or approximately 36.7% to 36.9% of sales. Gross profit reflects an estimated 160 basis-point increase in merchandise margin, including a 100 basis-point improvement from freight expense. We anticipate 150 basis points of deleverage in buying, occupancy and distribution center costs.
●	Selling, general and administrative expenses between $419.3 million and $422.9 million. This represents approximately 24.4% to 24.2% of sales.
●	Income from operations between $210.4 million and $222.8 million. This represents approximately 12.3% to 12.7% of sales.
●	Interest expense of $3.2 million.
●	Net income of $154.2 million to $163.4 million.
●	Net income per diluted share of $5.05 to $5.35 based on 30.6 million weighted average diluted shares outstanding.
●	Capital expenditures between $90 million and $95 million.

For the fiscal second quarter ending September 30, 2023, the Company expects:

●	Total sales of $372 million to $379 million, representing growth of 5.8% to 7.8% over the prior year.

●	Same store sales decline of approximately (5.5)% to (3.5)%, with retail store same store sales declines of (4.5)% to (2.5)% and e-commerce same store sales declines of (11.0)% to (9.0)%.
●	Gross profit between $130.7 million and $134.2 million, or approximately 35.1% to 35.4% of sales. Gross profit reflects 180 basis points of deleverage in buying, occupancy and distribution center costs, and an estimated 50 basis-point increase in merchandise margin, including flat freight expense year-over-year.
●	Selling, general and administrative expenses between $95.3 and $96.4 million. This represents approximately 25.6% to 25.4% of sales.
●	Income from operations between $35.4 million and $37.8 million. This represents approximately 9.5% to 10.0% of sales.
●	Net income per diluted share of $0.84 to $0.90 based on 30.6 million weighted average diluted shares outstanding.

Conference Call Information

A conference call to discuss the financial results for the first quarter of fiscal year 2024 is scheduled for today, August 2, 2023, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (877) 451-6152. The conference call will also be available to interested parties through a live webcast at investor.bootbarn.com. Please visit the website and select the “Events and Presentations” link at least 15 minutes prior to the start of the call to register and download any necessary software. A Supplemental Financial Presentation is also available on the investor relations section of the Company’s website. A telephone replay of the call will be available until September 2, 2023, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 13740369. Please note participants must enter the conference identification number in order to access the replay.

About Boot Barn

Boot Barn is the nation’s leading lifestyle retailer of western and work-related footwear, apparel and accessories for men, women and children. The Company offers its loyal customer base a wide selection of work and lifestyle brands. As of the date of this release, Boot Barn operates 363 stores in 44 states, in addition to an e-commerce channel www.bootbarn.com. The Company also operates www.sheplers.com, the nation’s leading pure play online western and work retailer and www.countryoutfitter.com, an e-commerce site selling to customers who live a country lifestyle. For more information, call 888-Boot-Barn or visit www.bootbarn.com.

Forward Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements refer to our current expectations and projections relating to, by way of example and without limitation, our financial condition, liquidity, profitability, results of operations, margins, plans, objectives, strategies, future performance, business and industry. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate”, “estimate”, “expect”, “project”, “plan“, “intend”, “believe”, “may”, “might”, “will”, “could”, “should”, “can have”, “likely”, “outlook” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events, but not all forward-looking statements contain these identifying words. These forward-looking statements are based on assumptions that the Company’s management has made in light of their industry experience and on their perceptions of historical trends, current conditions, expected future developments and other factors they believe are appropriate under the circumstances. As you consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. These risks, uncertainties and assumptions include, but are not limited to, the following: decreases in consumer spending due to declines in consumer confidence, local economic conditions or changes in consumer preferences; the Company’s ability to effectively execute on its growth strategy; and the Company’s failure to maintain and enhance its strong brand image, to compete effectively, to maintain good relationships with its key suppliers, and to improve and expand its exclusive product offerings. The Company discusses the foregoing risks and other risks in greater detail under the heading “Risk factors” in the periodic reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. Because of these factors, the Company cautions that you should not place undue reliance on any of these forward-looking statements. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict those events or how they may affect the Company. Further, any forward-looking statement speaks only as of the date on which it is made. Except as required by law, the Company does not intend to update or revise the forward-looking statements in this press release after the date of this press release.

Investor Contact:
ICR, Inc.

Brendon Frey, 203-682-8216

BootBarnIR@icrinc.com

or

Company Contact:
Boot Barn Holdings, Inc.

Mark Dedovesh, 949-453-4489

Senior Vice President, Investor Relations & Financial Planning

BootBarnIRMedia@bootbarn.com

Boot Barn Holdings, Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

(Unaudited)

	July 1,	April 1,
	2023	2023
Assets
Current assets:
Cash and cash equivalents	$17,099	$18,193
Accounts receivable, net	11,803	13,145
Inventories	566,294	589,494
Prepaid expenses and other current assets	36,828	48,341
Total current assets	632,024	669,173
Property and equipment, net	275,969	257,143
Right-of-use assets, net	334,403	326,623
Goodwill	197,502	197,502
Intangible assets, net	60,737	60,751
Other assets	5,835	6,189
Total assets	$1,506,470	$1,517,381
Liabilities and stockholders’ equity
Current liabilities:
Line of credit	$26,215	$66,043
Accounts payable	108,203	134,246
Accrued expenses and other current liabilities	123,997	122,958
Short-term lease liabilities	54,670	51,595
Total current liabilities	313,085	374,842
Deferred taxes	33,987	33,260
Long-term lease liabilities	342,456	330,081
Other liabilities	3,246	2,748
Total liabilities	692,774	740,931

Stockholders’ equity:
Common stock, $0.0001 par value; July 1, 2023 - 100,000 shares authorized, 30,195 shares issued; April 1, 2023 - 100,000 shares authorized, 30,072 shares issued	3	3
Preferred stock, $0.0001 par value; 10,000 shares authorized, no shares issued or outstanding	—	—
Additional paid-in capital	215,262	209,964
Retained earnings	610,283	576,030
Less: Common stock held in treasury, at cost, 226 and 192 shares at July 1, 2023 and April 1, 2023, respectively	(11,852)	(9,547)
Total stockholders’ equity	813,696	776,450
Total liabilities and stockholders’ equity	$1,506,470	$1,517,381

Boot Barn Holdings, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Thirteen Weeks Ended
	July 1,	June 25,
	2023	2022
Net sales	$383,695	$365,856
Cost of goods sold	241,732	228,026
Gross profit	141,963	137,830
Selling, general and administrative expenses	95,718	85,405
Income from operations	46,245	52,425
Interest expense	1,023	725
Other income/(loss), net	224	(273)
Income before income taxes	45,446	51,427
Income tax expense	11,193	12,109
Net income	$34,253	$39,318

Earnings per share:
Basic	$1.14	$1.32
Diluted	$1.13	$1.29
Weighted average shares outstanding:
Basic	29,922	29,747
Diluted	30,444	30,386

Boot Barn Holdings, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Thirteen Weeks Ended
	July 1,	June 25,
	2023	2022
Cash flows from operating activities
Net income	$34,253	$39,318
Adjustments to reconcile net income to net cash provided by/(used in) operating activities:
Depreciation	10,603	8,022
Stock-based compensation	4,953	4,701
Amortization of intangible assets	14	16
Noncash lease expense	13,117	11,119
Amortization and write-off of debt issuance fees and debt discount	27	44
Loss on disposal of assets	176	177
Deferred taxes	727	1,575
Changes in operating assets and liabilities:
Accounts receivable, net	1,452	600
Inventories	23,200	(60,080)
Prepaid expenses and other current assets	11,486	(20,630)
Other assets	354	(173)
Accounts payable	(24,872)	18,024
Accrued expenses and other current liabilities	158	(21,523)
Other liabilities	498	150
Operating leases	(5,344)	(7,108)
Net cash provided by/(used in) operating activities	$70,802	$(25,768)
Cash flows from investing activities
Purchases of property and equipment	$(29,895)	$(20,835)
Net cash used in investing activities	$(29,895)	$(20,835)
Cash flows from financing activities
(Payments)/Borrowings on line of credit, net	$(39,828)	$46,324
Repayments on debt and finance lease obligations	(213)	(220)
Tax withholding payments for net share settlement	(2,305)	(4,408)
Proceeds from the exercise of stock options	345	247
Net cash (used in)/provided by financing activities	$(42,001)	$41,943

Net decrease in cash and cash equivalents	(1,094)	(4,660)
Cash and cash equivalents, beginning of period	18,193	20,674
Cash and cash equivalents, end of period	$17,099	$16,014

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$646	$19,226
Cash paid for interest	$1,151	$534
Supplemental disclosure of non-cash activities:
Unpaid purchases of property and equipment	$17,517	$17,473

Boot Barn Holdings, Inc.

Store Count

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	July 1,	April 1,	December 24,	September 24,	June 25,	March 26,	December 25,	September 25,
	2023	2023	2022	2022	2022	2022	2021	2021
Store Count (BOP)	345	333	321	311	300	289	278	276
Opened/Acquired	16	12	12	10	11	11	11	3
Closed	—	—	—	—	—	—	—	(1)
Store Count (EOP)	361	345	333	321	311	300	289	278

Boot Barn Holdings, Inc.

Selected Store Data

	Thirteen	Fourteen
	Weeks Ended	Weeks Ended	Thirteen Weeks Ended
	July 1,	April 1,	December 24,	September 24,	June 25,	March 26,	December 25,	September 25,
	2023	2023	2022	2022	2022	2022	2021	2021
Selected Store Data:
Same Store Sales (decline)/growth	(2.9)%	(5.5)%	(3.6)%	2.3%	10.0%	33.3%	54.2%	61.7%
Stores operating at end of period	361	345	333	321	311	300	289	278
Total retail store square footage, end of period (in thousands)	3,914	3,735	3,598	3,451	3,333	3,194	3,063	2,940
Average store square footage, end of period	10,841	10,825	10,806	10,751	10,717	10,648	10,597	10,575
Average net sales per store (in thousands)	$958	$1,088	$1,320	$966	$1,031	$1,094	$1,372	$965